Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On April 1, 2016, CVR Partners, LP ("CVR Partners") completed the merger with Rentech Nitrogen Partners, L.P. ("Rentech Nitrogen") and Rentech Nitrogen GP, LLC ("Rentech Nitrogen GP"). Set forth below are the unaudited pro forma condensed combined financial statements that give effect to the mergers. The unaudited pro forma condensed combined balance sheet as of December 31, 2015 has been prepared to give effect to the mergers as if they had occurred on December 31, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015, has been prepared to give effect to the mergers as if they had occurred on January 1, 2015. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with CVR Partners as the acquirer. Therefore, the historical basis of CVR Partners’ assets and liabilities was not affected by the mergers. The unaudited pro forma condensed combined financial statements has been developed from and should be read in conjunction with the consolidated financial statements and related notes contained in CVR Partners’ Annual Report on Form 10-K for the year ended December 31, 2015 and the consolidated financial statements and related notes of Rentech Nitrogen Partners, L.P. and its subsidiaries for the year ended December 31, 2015, which are filed as Exhibit 99.1 hereto, as well as the notes accompanying these unaudited pro forma condensed combined financial statements.
For purposes of preparing the unaudited pro forma condensed combined balance sheet as of December 31, 2015, Rentech Nitrogen’s assets and liabilities have been recorded at their estimated fair values and the excess purchase price has been recorded to goodwill. The fair values assigned in these unaudited pro forma condensed combined financial statements and accompanying notes are preliminary and represent management’s estimate of fair value and are subject to revision. Pro forma adjustments are included only to the extent they are (i) directly attributable to the mergers, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The accompanying unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is based on available information and assumptions CVR Partners believes are reasonable. It does not purport to represent what the actual combined results of operations or the combined financial position of CVR Partners would have been had the mergers occurred on the dates indicated, nor is it necessarily indicative of future combined results of operations or combined financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, final valuations and changes in operating results following the date of the unaudited pro forma condensed combined financial information.
The Mergers
On April 1, 2016, CVR Partners, completed the previously announced transactions contemplated by the Agreement and Plan of Merger, dated as of August 9, 2015 (the "Merger Agreement"), by and among CVR Partners, Lux Merger Sub 1 LLC, a wholly owned subsidiary of CVR Partners ("Merger Sub 1"), Lux Merger Sub 2 LLC, a wholly owned subsidiary of CVR Partners ("Merger Sub 2"), East Dubuque Nitrogen Partners, L.P. (formerly known as Rentech Nitrogen Partners, L.P.), and East Dubuque Nitrogen GP, LLC (formerly known as Rentech Nitrogen GP, LLC). Pursuant to the terms and conditions set forth in the Merger Agreement, (i) Merger Sub 1 merged with and into Rentech Nitrogen GP, the general partner of Rentech Nitrogen, with Rentech Nitrogen GP continuing as the surviving entity as a wholly owned subsidiary of CVR Partners, and (ii) Merger Sub 2 merged with and into Rentech Nitrogen, with Rentech Nitrogen continuing as the surviving entity as a subsidiary of CVR Partners (collectively, the "mergers").
Under the terms of the merger agreement, holders of Rentech Nitrogen common units, except for the parent affiliate units, received 1.04 CVR Partners common units and $2.57 in cash, without interest, for each Rentech Nitrogen common unit held as consideration for the mergers. The unit consideration was fixed and the merger consideration was not adjusted to reflect changes in the price of Rentech Nitrogen or CVR Partners common units prior to the closing of the mergers.
Rentech Nitrogen was required to sell or spin off its facility located in Pasadena, Texas (the "Pasadena Facility") as a condition to closing of the mergers. On March 14, 2016, Rentech Nitrogen completed the sale of 100% of the issued and outstanding membership interests of its subsidiary that owned the Pasadena Facility to a third party. Holders of common units representing limited partner interests in Rentech Nitrogen("Rentech Nitrogen common units") of record as of March 28, 2016 received consideration for the Pasadena Facility and may receive additional consideration in the future according to the terms of the purchase agreement. The Partnership will not receive any consideration relating to the sale of the Pasadena Facility. For purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that the Pasadena Facility was separated from Rentech Nitrogen for the unaudited pro forma condensed combined balance sheet as of December 31, 2015 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015.
For purposes of these unaudited pro forma condensed combined financial statements, giving effect to the consideration described above, the purchase price consideration to complete the mergers was approximately $434.9 million based upon the price of CVR Partners common units of $8.36 as of the close of trading on March 31, 2016 and 38.6 million Rentech Nitrogen common units outstanding, exclusive of the parent affiliate units discussed in Note 1 "Parent Affiliate Units". The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to the Rentech Nitrogen phantom units.

Phantom units granted and outstanding under Rentech Nitrogen’s equity plans and held by an employee who will continue in the employment of a CVR Partners-affiliated entity upon closing of the mergers were canceled and replaced with new incentive awards of substantially equivalent value and on substantially the same terms and conditions. Each phantom unit granted and outstanding and held by (i) an employee who did not continue in the employment of a CVR Partners-affiliated entity, or (ii) a director of Rentech Nitrogen GP, upon closing of the mergers, vested in full and the holders thereof received the merger consideration.
Accounting Standards Codification ("ASC") 805, "Business Combinations," requires that the consideration transferred be measured at the date the mergers are completed at the current market price at the date of the closing of the mergers.

CVR Partners, LP and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet As of December 31, 2015

	Historical		Adjustment to Eliminate the Pasadena Segment
Thousands of dollars	Historical CVR Partners	Historical Rentech Nitrogen Partners		Rentech Nitrogen Partners, Excluding Pasadena	Adjustments for the Transactions		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$49,967	$15,823	$(8,589)	$7,234	$133,729	(a)	$44,513
					(34,500)	(b)
					(99,229)	(c)
					(12,688)	(d)
Accounts receivable, net of allowance for doubtful accounts	7,187	11,451	(2,450)	9,001	—		16,188
Inventories	37,529	32,116	(21,758)	10,358	8,917	(e)	73,899
					5,320	(f)
					11,775	(g)
Prepaid expenses and other current assets	4,089	6,119	(3,856)	2,263	—		6,352
Total current assets	98,772	65,509	(36,653)	28,856	13,324		140,952
Property, plant and equipment, net of accumulated depreciation	393,133	175,790	(2,705)	173,085	(5,320)	(f)	942,272
					(11,775)	(g)
					393,149	(h)
Goodwill	40,969	—	—	—	213,403	(i)	254,372
Other long-term assets	3,608	71	(71)				3,608
Total assets	$536,482	$241,370	$(39,429)	$201,941	$602,781		$1,341,204

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$11,103	$16,627	$(5,392)	$11,235	$(3,845)	(j)	$22,035
					3,542	(k)
Personnel accruals	5,999	—	—	—	3,845	(j)	10,217
					373	(l)
Deferred revenue	3,129	16,982	(10,786)	6,196	—		9,325
Accrued expenses and other current liabilities	5,683	19,862	(5,644)	14,218	(3,542)	(k)	16,359
Total current liabilities	25,914	53,471	(21,822)	31,649	373		57,936
Long-term liabilities:
Long-term debt, net of current portion	125,000	347,575	—	347,575	133,729	(a)	569,129
					(34,500)	(b)
					(9,600)	(m)
					6,925	(n)
Other long-term liabilities	16	6,590	(5,588)	1,002	—		1,018
Total long-term liabilities	125,016	354,165	(5,588)	348,577	96,554		570,147
Partners’ capital:
Common unitholders’ interest	385,670	(166,555)	(11,730)	(178,285)	(12,688)	(d)	708,675
					513,978	(o)
General partner’s interest	1	—	—	—	—		1
Accumulated other comprehensive income (loss)	(119)	289	(289)	—	—		(119)
Total partners’ capital (deficit)	385,552	(166,266)	(12,019)	(178,285)	501,290		708,557
Noncontrolling interest	—	—	—	—	4,564	(p)	4,564
Total partners' capital (deficit)	385,552	(166,266)	(12,019)	(178,285)	505,854		713,121
Total liabilities and partners’ capital	$536,482	$241,370	$(39,429)	$201,941	$602,781		$1,341,204

See the accompanying notes to the unaudited pro forma condensed combined financial statements

CVR Partners, LP and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2015

	Historical		Adjustment to Eliminate the Pasadena Segment	Rentech Nitrogen Partners, Excluding Pasadena	Adjustments for the Transactions		Pro Forma Combined
Thousands of dollars, except per unit data	CVR Partners	Rentech Nitrogen Partners
Net sales	$289,194	$340,731	$(139,387)	$201,344	$—		$490,538
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	65,189	—	—	—	30,144	(a)	95,333
Direct operating expenses (exclusive of depreciation and amortization)	106,056	—	—	—	52,808	(a)	159,274
					410	(b)
Cost of sales	—	239,969	(134,731)	105,238	(105,238)	(a)	—
Selling, general and administrative expenses (exclusive of depreciation and amortization)	20,768	19,794	(3,937)	15,857	5,000	(a)	35,631
					(5,994)	(d)
Depreciation and amortization	28,452	1,035	(755)	280	17,286	(a)	54,907
					8,889	(c)
Pasadena asset impairment	—	160,622	(160,622)	—	—		—
Other expense	—	410	—	410	(410)	(b)	—
Total operating costs and expenses	220,465	421,830	(300,045)	121,785	2,895		345,145
Operating income (loss)	68,729	(81,099)	160,658	79,559	(2,895)		145,393
Other income (expense):
Interest expense, net	(6,840)	(21,701)	—	(21,701)	(15,178)	(e)	(43,719)
Other income (expense), net	164	1,341	(1,425)	(84)	—		80
Total other (expense)	(6,676)	(20,360)	(1,425)	(21,785)	(15,178)		(43,639)
Income (loss) before income tax expense (benefit)	62,053	(101,459)	159,233	57,774	(18,073)		101,754
Income tax expense (benefit)	11	67	(45)	22	—		33
Net income (loss)	$62,042	$(101,526)	$159,278	$57,752	$(18,073)		$101,721
Per Unit Data (see Note 6):
Net income (loss) per common unit—basic	$0.85	$(2.62)					$0.90
Net income (loss) per common unit—diluted	$0.85	$(2.62)					$0.90
Weighted-average units used to compute net income (loss) per common unit (in thousands) (see Note 6):
Basic	73,123	38,924					113,214
Diluted	73,131	38,924					113,222
See the accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
Except as noted within the context of each footnote, the dollar amounts presented in the tabular data within these footnotes are stated in thousands of dollars.
(1) Basis of Presentation
The accompanying unaudited pro forma condensed combined financial statements are intended to reflect the impact of the mergers on CVR Partners’ consolidated financial statements and presents the pro forma condensed combined financial position and results of operations of CVR Partners based on the historical financial statements of CVR Partners and Rentech Nitrogen, after giving effect to the mergers and pro forma adjustments as described in these notes. Pro forma adjustments are included only to the extent they are (i) directly attributable to the mergers, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. Certain items included in the historical consolidated financial statements of CVR Partners and Rentech Nitrogen were not adjusted for in these unaudited pro forma condensed combined financial statements, as they were not directly related to the mergers, including certain debt borrowings and other historical changes to the capital structures. The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and does not reflect the costs of any integration activities or benefits that may result from realization of commercial synergies expected to result from the mergers.
The unaudited pro forma condensed combined balance sheet as of December 31, 2015 has been prepared to give effect to the mergers as if they had occurred on December 31, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015, has been prepared to give effect to the mergers as if they had occurred on January 1, 2015.
Fair Value Adjustments
The mergers will be accounted for using the acquisition method of accounting with CVR Partners as the acquirer of Rentech Nitrogen. The unaudited pro forma condensed combined financial statements and accompanying notes reflect the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary discussions between CVR Partners and Rentech Nitrogen management, due diligence efforts and information available in public filings. The fair values assigned in these unaudited pro forma condensed combined financial statements and accompanying notes are preliminary and represent management’s estimate of fair value and are subject to adjustment. The actual fair values of the assets acquired and liabilities assumed may differ materially from the amounts presented below as further analysis is completed. The final valuation of assets acquired and liabilities assumed may result in different adjustments than those shown in the unaudited pro forma condensed combined financial statements, and these differences may have a material impact on the accompanying pro forma condensed combined financial statements and the consolidated future results of operations and financial position of the merged entities.
Parent Affiliate Units
 In March 2016, CVR Energy, Inc. ("CVR Energy"), which indirectly owns CVR Partners general partner and the common units owned by Coffeyville Resources, LLC ("CRLLC"), purchased 400.0 thousand Rentech Nitrogen common units. Pursuant to the Merger Agreement, any Rentech Nitrogen common units held of record by an affiliate of CVR Partners and designated in writing as parent affiliate units remained outstanding as Rentech Nitrogen common units following the effective time of the mergers and such affiliate did not receive any merger consideration for those units. CRLLC is the subsidiary of CVR Energy which directly owns CVR Partners' general partner and 38,920,000 of CVR Partners common units as of the date of this filing.
(2) Purchase Price
The aggregate merger consideration reflected in the unaudited pro forma condensed combined financial statements is approximately $779.8 million, including the fair value of CVR Partners common units issued of approximately $335.7 million, a cash contribution of approximately $99.2 million, and approximately $344.9 million of assumed debt.

A summary of the total purchase price consideration to be allocated by CVR Partners in the acquisition of Rentech Nitrogen is provided below, in thousands.
Preliminary Purchase Price Consideration

Purchase Price:
Fair value of CVR Partners common units issued, as of the close of the merger	$335,693
Cash payment to Rentech Nitrogen common unitholders and certain phantom unit holders	99,229
Fair value of consideration transferred	434,922
Fair value of noncontrolling interest for parent affiliate units	4,564
Total purchase price consideration to be allocated	$439,486

The preliminary estimated assets acquired and liabilities assumed by CVR Partners in the acquisition of Rentech Nitrogen, reconciled to the amount of the merger consideration transferred, are provided below and are presented as if the acquisition had occurred on December 31, 2015.

Book value of net assets acquired, before adjustment	$(166,266)
Adjustment for elimination of Pasadena Facility	(12,019)
Adjusted book value of net assets acquired	(178,285)
Adjustments to:
Fair market value of tangible assets	402,066
Goodwill	213,403
Other adjustments	2,302
Total purchase price consideration to be allocated	$439,486

As shown in the table below, the fair value of the portion of the consideration attributable to Rentech Nitrogen common units included in these unaudited pro forma condensed combined financial statements is based on the closing price for CVR Partners common units of $8.36 as of the close of business on March 31, 2016.
Fair Value of Equity Portion of Consideration

(in thousands; except per unit data)
Rentech Nitrogen common units outstanding, as of the close of the merger	38,985
Less: Non-controlling interest from parent affiliate units (1)	400
Net units subject to merger consideration	38,585
Unit consideration per Rentech Nitrogen common unit	1.04
Number of CVR Partners common units to be issued for merger consideration	40,129
Number of CVR Partners common units to be issued for Rentech Nitrogen phantom units issued to non-continuing employees and Rentech Nitrogen board members (2)	26
Total number of CVR Partners units to be issued	40,155
Fair value per CVR Partners common unit, as of the close of the merger	$8.36
Fair value of CVR Partners common units issued	$335,693

(1)	See Note 1 for discussion of parent affiliate units.

(2)
Pursuant to the Merger Agreement, each phantom unit granted and outstanding and held by (i) an employee who did not continue in the employment of a CVR Partners-affiliated entity, or (ii) a director of Rentech Nitrogen GP, upon closing of the mergers, vested in full and the holders thereof received the merger consideration.

(3) Financing Considerations
The aggregate merger consideration reflected in the unaudited pro forma condensed combined financial statements includes approximately $344.9 million of assumed debt at fair value as of December 31, 2015. The assumed debt includes the Second Lien Notes and the outstanding advances under the Wells Fargo Credit Agreement, both of which are discussed further below.
Rentech Nitrogen's Second Lien Notes and AEPC Facility
Rentech Nitrogen’s debt arrangements that remained in place until the closing date of the mergers included $320.0 million of its 6.500% second lien senior secured notes due 2021 (the "Second Lien Notes"). The Second Lien Notes were recorded at carrying value in the historical financial statements of Rentech Nitrogen as of December 31, 2015. Rentech Nitrogen is required under the change of control provision within the indenture governing the Second Lien Notes to offer to purchase, within 90 days of the mergers, all outstanding Second Lien Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. The repurchase offer had not yet been made as of the date of this filing and the outcome of a repurchase offer is not known; therefore the pro forma condensed combined financial statements assume the Senior Lien Notes remain outstanding.
On April 1, 2016, in connection with the closing of the mergers, CVR Partners entered into a $320.0 million senior term loan facility (the "AEPC Facility") with American Entertainment Properties Corp., an affiliate of CVR Partners ("AEPC"), as the lender, which (i) may be used by CVR Partners to provide funds to Rentech Nitrogen to make a change of control offer and, if applicable, a "clean-up" redemption in accordance with the indenture governing Rentech Nitrogen’s Second Lien Notes or (ii) may be used by CVR Partners or Rentech Nitrogen to make a tender offer for the Second Lien Notes and, in each case, pay fees and expenses related thereto. The AEPC Facility is for a term of two years and bears interest at a rate of 12% per annum. Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year and payable quarterly. CVR Partners may voluntarily prepay in whole or in part the Loan without premium or penalty. Although the AEPC Facility borrowings are available to CVR Partners to fund the change of control offer discussed above, the outcome of the offer is not known. As such, the pro forma condensed combined financial statements assume the Senior Lien Notes remain outstanding.
The Second Lien Notes are classified as long term liabilities. Should some or all of the holders accept the purchase offer discussed above, then CVR Partners has the intent and ability to refinance on a long term basis, based on the availability of funds under the AEPC Facility. The Second Lien Notes are reflected in the unaudited pro forma condensed combined financial statements at the estimated fair value of $310.4 million as of December 31, 2015.
CVR Partners is considering and may enter into other refinancing options to refinance the Second Lien Notes with third-party borrowings, the impact of such options may vary materially from pro forma financing estimates. A change of 1/8% in the interest rate on the borrowings related to the Second Lien Notes would result in a change in annual interest expense and net income of approximately $0.4 million.
Wells Fargo Credit Agreement (formerly with General Electric Company)
Rentech Nitrogen's Credit Agreement, dated as of July 22, 2014, as amended, among Rentech Nitrogen, Rentech Nitrogen Finance Corporation, the guarantors party thereto, the lenders and other financial institutions party thereto, and Wells Fargo Bank, National Association, as successor-in-interest by assignment from General Electric Company, as administrative agent, consists of a $50.0 million senior secured revolving credit facility with a $10.0 million letter of credit sublimit (the "Wells Fargo Credit Agreement"). Outstanding advances under the Wells Fargo Credit Agreement recorded at carring value in the historical financial statements were $34.5 million, which approximates fair value, as of December 31, 2015. At December 31, 2015, a letter of credit had been issued, but not drawn upon, in the amount of approximately $1.4 million.
On April 1, 2016, the outstanding balance under the Wells Fargo Credit Agreement was repaid in full and the Wells Fargo Credit Agreement was terminated. The repayment was funded from amounts drawn on the CRLLC Facility discussed below.
The CRLLC Facility
On April 1, 2016, in connection with the closing of the Merger, CVR Partners entered into a $300.0 million senior term loan facility (the "CRLLC Facility") with Coffeyville Resources, LLC ("CRLLC"), a Delaware limited liability company and the sole member of the general partner of CVR Partners, as the lender, which was used by CVR Partners (i) to fund the repayment of amounts outstanding under the Wells Fargo Credit Agreement, (ii) to pay the cash merger consideration and to pay fees and expenses in connection with the mergers and related transactions and (iii) to repay all of the loans outstanding under the Credit and Guaranty Agreement, dated as of April 13, 2011, among CVR Partners, CRLLC the lenders party thereto and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent.

The CRLLC Facility has a term of two years and bears an interest rate of 12.0% per annum. Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year and payable quarterly. CVR Partners may voluntarily prepay in whole or in part the amounts outstanding under the CRLLC Facility without premium or penalty.
The pro forma financial statements reflect CVR Partners’ estimate of the amount of the CRLLC Loan directly attributable to the mergers of $133.7 million, representing the cash portion of the merger consideration and the repayment of the amounts outstanding under the Wells Fargo Credit Agreement. The total amount drawn on the CRLLC Facility in April 2016 was $300.0 million.
CVR Partners is considering and may enter into other capital structure and refinancing options to refinance the CRLLC Loan, the impact of such options may vary materially from pro forma financing estimates. A change of 1/8% in the interest rate on the CRLLC Facility borrowings of $133.7 million would result in a change in annual interest expense and net income of approximately $0.2 million.
Transaction Expenses
CVR Partners and Rentech Nitrogen expects to incur merger-related transaction costs of approximately $18.7 million prior to, or concurrent with, the mergers, primarily related to legal, accounting and other transaction-related expenses, of which approximately $6.0 million was incurred during year ended December 31, 2015.

(4) Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheets
This note should be read in conjunction with Note 1. Basis of Presentation; Note 2. Purchase Price; and Note 3. Financing Considerations.
It was a condition to the completion of the mergers that Rentech Nitrogen sell or spin off the Pasadena Facility. On March 14, 2016, Rentech Nitrogen completed the sale of 100% of the issued and outstanding membership interest of the Pasadena segment to a third party. For purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that the Pasadena Facility has been separated from Rentech Nitrogen for the unaudited pro forma condensed combined balance sheet as of December 31, 2015. The pro forma adjustment to eliminate the Pasadena segment is reflected under the column heading "Adjustment to Eliminate the Pasadena Segment." The Adjustment to Eliminate the Pasadena Segment column includes the Pasadena segment as reported in Rentech Nitrogen’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as an adjustment to eliminate the intercompany balances.
Adjustments under the column heading "Pro Forma Adjustments for the Transaction" represent the following:

(a)
Reflects the incurrence of $133.7 million additional term loans with CVR Partners’ affiliate as discussed further in Note 3, Financing Considerations. Under the terms of the loan agreement, CVR Partners is to pay or reimburse CRLLC for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the CRLLC Facility. The pro forma condensed combined balance sheet does not include an adjustment for such additional term loan debt issuance costs as they are not material.

(b)	Reflects the repayment of $34.5 million loans outstanding under Rentech Nitrogen’s Wells Fargo Credit Agreement as of December 31, 2015 as discussed further in Note 3, Financing Considerations.

(c)
Reflects $99.2 million for cash portion of the merger consideration. The cash merger consideration includes the payment to the holders of Rentech Nitrogen common units, who will receive $2.57 in cash, without interest, for each Rentech Nitrogen common unit held, exclusive of the parent affiliate units, as consideration for the mergers. Cash merger consideration also includes $0.1 million for the cash portion of the merger consideration paid for the phantom units granted under the Rentech Nitrogen equity plans and held by a non-continuing employee or any member of the Rentech Nitrogen Board, as required under the terms of the Merger Agreement.

(d)
Reflects an approximate $13.0 million decrease to cash and common unitholders’ interest to reflect the estimated transaction costs to be incurred in association with the mergers. These estimated transaction costs to be incurred are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring expenses.

(e)
Rentech Nitrogen’s inventory will be purchased by CVR Partners at fair value. Inventories have historically been carried at the lower of first-in, first-out ("FIFO") cost, or net realizable value. The estimated increase in finished goods inventory value of approximately $8.9 million is reflected to adjust estimated pro forma inventories to fair value, which reflects the estimated selling price to a market participant at the closing date of the mergers. All other inventory items’ cost basis is estimated to equal fair value. These estimated fair values are preliminary and subject to further adjustments based on the final fair value determination to be completed subsequent to the mergers’ closing date.

(f)
Reflects the reclassification of Rentech Nitrogen’s catalysts, including precious metals used as catalysts, to conform the presentation in Rentech Nitrogen’s condensed consolidated financial statements to the presentation in CVR Partners’ condensed consolidated financial statements.

(g)
Reflects the reclassification of Rentech Nitrogen’s spare parts to conform the presentation in Rentech Nitrogen’s condensed consolidated financial statements to the presentation in CVR Partners’ condensed consolidated financial statements.

(h)
Reflects an increase in property, plant and equipment to reflect the estimated step up to fair value of Rentech Nitrogen’s owned properties, plant and equipment, including land. This estimated fair value is preliminary and is subject to further adjustments based on the final fair value determination to be completed.

(i)
Reflects the estimated fair value of $213.4 million of goodwill. This estimated fair value is preliminary and is subject to further adjustment based on the final fair value determination to be completed.

(j)
Reflects reclassification of Rentech Nitrogen’s presentation of accounts payable to conform the presentation in Rentech Nitrogen’s condensed consolidated financial statements to the presentation in CVR Partners’ condensed consolidated financial statements.

(k)
Reflects reclassification of Rentech Nitrogen’s presentation of accrued expenses and other current liabilities to conform the presentation in Rentech Nitrogen’s condensed consolidated financial statements to the presentation in CVR Partners’ condensed consolidated financial statements.

(l)
Reflects the estimated liability as a result of replacement phantom unit awards for Rentech Nitrogen employees who will continue in the employment of a CVR Partners-affiliated entity. As required under the terms of the Merger Agreement, phantom units granted and outstanding under Rentech Nitrogen’s equity plans and held by an employee who will continue in the employment of a CVR Partners-affiliated entity upon closing of the mergers were canceled and replaced with new incentive awards of substantially equivalent value and on substantially the same terms and conditions.

(m)
Reflects a decrease to debt of $9.6 million to reflect Rentech Nitrogen’s Second Lien Notes estimated fair value as of December 31, 2015 of $310.4 million. This estimated fair value is preliminary and subject to further adjustments based on the final fair value determination to be completed subsequent to the mergers’ closing date.

(n)
Reflects the elimination of deferred financing costs related to Rentech Nitrogen’s Second Lien Notes and the Wells Fargo Credit Agreement of $6.1 million and $0.8 million, respectively, as of December 31, 2015. The Rentech Nitrogen long-term debt is adjusted to fair value in pro forma adjustment (m).

(o)
Reflects the elimination of the Rentech Nitrogen common unitholders’ interest and the issuance of CVR Partners common units to holders of Rentech Nitrogen common units. Rentech Nitrogen common unitholders received 1.04 CVR Partners common units for each Rentech Nitrogen common unit held as part of the consideration for the mergers. Also includes the unit consideration for the phantom units granted under the Rentech Nitrogen equity plans and held by a non-continuing employee or any member of the Rentech Nitrogen Board, as required under the terms of the Merger Agreement.

(p)
Reflects CVR Partners affiliate's non-controlling interest in Rentech Nitrogen common units, reflected at fair value based on Rentech Nitrogen's closing share price on March 31, 2016 of $11.41 per Rentech Nitrogen common unit. In March 2016, CVR Energy purchased 400.0 thousand Rentech Nitrogen common units, representing approximately 1% of the outstanding Rentech Nitrogen units. As discussed in Note 1, these units were not subject to the merger consideration.

(5) Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations
This note should be read in conjunction with Note 1, Basis of Presentation; Note 2, Purchase Price; and Note 3, Financing Considerations.
It was a condition to the completion of the mergers that Rentech Nitrogen sell or spin off the Pasadena Facility. On March 14, 2016, Rentech Nitrogen completed the sale of 100% of the issued and outstanding membership interest of the Pasadena segment to a third party. For purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that the Pasadena Facility has been separated from Rentech Nitrogen for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015. The pro forma adjustment to eliminate the Pasadena segment is reflected under the column heading "Adjustment to Eliminate the Pasadena Segment." The Adjustment to Eliminate the Pasadena Segment column includes the Pasadena segment as reported in Rentech Nitrogen’s Annual Report on Form 10-K for the year ended December 31, 2015.
Adjustments under the column heading "Pro Forma Adjustments for the Transaction" represent the following:

(a)
Reflects the reclassification of cost of sales to conform Rentech Nitrogen’s condensed consolidated financial statement presentation to CVR Partners’ condensed consolidated financial statement presentation.

CVR Partners records cost of product sold, direct operating expenses and selling, general and administrative expenses, exclusive of depreciation and amortization. The pro forma adjustment conforms the classification in alignment with CVR Partners’ basis of presentation. Rentech Nitrogen recorded depreciation and amortization of approximately $18.0 million in cost of sales for the year ended December 31, 2015, excluding depreciation and amortization of the Pasadena Facility. Of these amounts, approximately $0.7 million for the year ended December 31, 2015, were reclassified to direct operating expenses to conform with CVR Partners’ catalysts presentation as discussed in Balance Sheet pro forma adjustment (f). The historical cost basis of Rentech Nitrogen’s catalysts is estimated to equal fair value.
Rentech Nitrogen recorded expenses, other than depreciation and amortization and selling, general and administrative expenses discussed above, of approximately $87.2 million, in cost of sales for year ended December 31, 2015, excluding expenses of the Pasadena Facility. Of these amounts, for the year ended December 31, 2015, approximately $52.1 million were reclassified to direct operating expenses, $30.1 million were reclassified to cost of product sold and approximately $5.0 million were reclassified to selling, general and administrative expenses to conform with CVR Partners’ presentation.

(b)
Reflects the reclassification of other expense to conform Rentech Nitrogen’s condensed consolidated financial statement presentation to CVR Partners’ condensed consolidated financial statement presentation.

(c)
Depreciation and amortization has been increased to reflect the estimated additional depreciation expense related to the increase in property, plant, and equipment based on the preliminary estimated fair value of the acquired assets. The estimated incremental depreciation expense for the year ended December 31, 2015 is approximately $8.9 million based upon a range of estimated useful lives of 5 to 30 years. The following table is an estimated incremental increase to depreciation and amortization for Rentech Nitrogen, excluding the Pasadena Facility:

Year Ended December 31, 2015
Pro forma depreciation and amortization	$26,455
Elimination of depreciation and amortization	(17,566)
Estimated incremental increase to depreciation and amortization	$8,889

(d)	Reflects the elimination of transaction costs reflected in the historical financial statements.

(e)
Reflects the estimated increase in interest expense of $16.1 million for the year ended December 31, 2015 resulting from the estimate of the amount of the CRLLC Facility borrowings directly attributable to the mergers. This pro forma adjustment also eliminates the interest expense of $0.9 million associated with the repayment of all of the loans outstanding under the Wells Fargo Credit Agreement for the year ended December 31, 2015. See Note 3, Financing Considerations for additional discussion.

(6) Earnings per Unit
Set forth below is a reconciliation of CVR Partners’ historical basic and diluted net income per unit to CVR Partners’ pro forma basic and diluted net income per unit for the year ended December 31, 2015.

Year Ended December 31, 2015
(in thousands; except per unit data)
Rentech Nitrogen weighted average common units outstanding — basic	38,924
Less: parent affiliate units	400
Units subject to the merger consideration — basic	38,524
Unit consideration per Rentech Nitrogen common unit	1.04
Units to be issued for the merger consideration	40,065
Units to be issued for phantom unit settlement	26
40,091
CVR Partners weighted average common units outstanding — basic	73,123
Pro forma CVR Partners weighted average common units outstanding — basic	113,214

Rentech Nitrogen weighted average common units outstanding — diluted (1)	38,924
Less: parent affiliate units	400
Units subject to the merger consideration — diluted	38,524
Unit consideration per Rentech Nitrogen common unit	1.04
Units to be issued for the merger consideration	40,065
Units to be issued for phantom unit settlement	26
40,091
CVR Partners weighted average common units outstanding — diluted	73,131
Pro forma CVR Partners weighted average common units outstanding — diluted	113,222

Pro forma net income	$101,721
Pro forma net income per unit — basic	$0.90
Pro forma net income per unit — diluted	$0.90

(1)
For the year ended December 31, 2015, 195.0 thousand Rentech Nitrogen phantom units were excluded from the calculation of diluted net loss per common unit in the historical financial statements because their inclusion would have been anti-dilutive. CVR Partners replacement phantom unit awards granted to employees who will continue in the employment of a CVR Partners-affiliated entity upon closing of the mergers are cash-settled awards, and therefore, do not impact the calculation of diluted pro forma net income per unit.